WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



                            PricewaterhouseCoopers


                       Report of Independent Accountants






To the Stockholders and Board of Directors of FX Energy, Inc., and Subsidiaries:




In our opinion,  the accompanying consolidated  balance sheets  and the  related consolidated statements  of operations,  cash  flows, and  stockholders'  equity present fairly, in all material respects, the consolidated financial position of
FX Energy, Inc., and  Subsidiaries (the "Company") as  of December 31, 1999  and
1998, and the consolidated results of their operations and their cash flows  for each of the three  years in the  period ended December  31, 1999, in  conformity
with accounting  principles generally  accepted in  the  United States.    These
financial statements are  the responsibility  of the  Company's management;  our responsibility is to express an opinion  on these financial statements based  on
our audits.   We conducted  our audits of  these statements  in accordance  with auditing standards generally accepted in the United States which require that we plan and perform  the audit  to obtain  reasonable assurance  about whether  the
financial statements  are free  of material  misstatement.   An  audit  includes
examining, on a test basis, evidence  supporting the amounts and disclosures  in
the  financial  statements,  assessing   the  accounting  principles  used   and
significant estimates made by management,  and evaluating the overall  financial statement presentation.  We believe that  our audits provide a reasonable  basis for the opinion expressed above.






PricewaterhouseCoopers LLP
Salt Lake City, Utah
February 8, 2000



                  FX ENERGY, INC., AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                   As of December 31, 1999 and 1998


                                                  1999             1998
                                             -------------     -----------
ASSETS

Current assets:
 Cash and cash equivalents                   $   1,619,237     $ 1,811,780
 Investment in marketable debt securities        5,249,003       2,929,914
 Receivables:
   Accrued oil sales                               243,183          95,064
   Joint interest and other receivables            171,242         240,102
   Interest receivable                              86,723          86,258
 Inventory                                          66,361          68,327
 Other current assets                              126,006          66,053
                                             -------------     -----------
    Total current assets                         7,561,755       5,297,498
                                             -------------     -----------

Property and equipment, at cost:
 Oil and gas properties (successful efforts
 method):
   Proved                                        1,687,089       1,605,279
   Unproved                                      1,382,880       1,178,408
 Other property and equipment                    2,652,102       2,494,688
                                             -------------     -----------
    Gross property and equipment                 5,722,071       5,278,375
 Less accumulated depreciation, depletion
 and amortization                               (3,173,493)     (2,679,441)
                                             -------------     -----------

    Net property and equipment                   2,548,578       2,598,934
                                             -------------     -----------

Other assets:
 Certificates of deposit                           356,500         356,500
    Deposits                                         2,789              --
                                             -------------     -----------
    Total other assets                             359,289         356,500
                                             -------------     -----------

Total assets                                 $  10,469,622     $ 8,252,932
                                             =============     ===========


                             -Continued-

  The accompanying notes are an integral part of these consolidated financial statements


                  FX ENERGY, INC., AND SUBSIDIARIES
                CONSOLIDATED BALANCE SHEETS, Continued
                   As of December 31, 1999 and 1998


                                                          1999           1998
                                                     -----------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                    $   623,911    $   420,906
 Accrued liabilities                                   1,478,862        911,950
                                                     -----------    -----------
   Total current liabilities                           2,102,773      1,332,856
                                                     -----------    -----------

Commitments (Notes 2 and 11)


Stockholders' equity:
 Preferred stock, $.001 par value, 5,000,000 shares
  authorized; 1999 and 1998: no shares outstanding            --             --
 Common stock, $.001 par value, 30,000,000 shares
  authorized;
   1999: 14,849,003 shares issued and outstanding;
   1998: 13,054,503 shares issued and outstanding         14,849         13,055
 Notes receivable from officers                       (1,370,873)    (1,304,527)
 Additional paid-in capital                           38,480,556     31,112,861
 Accumulated deficit                                 (28,757,683)   (22,901,313)
                                                     -----------    -----------
 Total stockholders' equity                            8,366,849      6,920,076
                                                     -----------    -----------
 Total liabilities and stockholders' equity          $10,469,622    $ 8,252,932
                                                     ===========    ===========



  The accompanying notes are an integral part of these consolidated financial statements


                       FX ENERGY, INC., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              For the years ended December 31, 1999, 1998 and 1997


                                                      1999             1998           1997
                                                 ------------      -----------     ----------
Revenues:
  Oil sales                                      $  1,554,474      $ 1,123,511     $2,040,233
  Drilling revenue                                    864,689          322,769        496,158
  Gain on sale of property interests                       --          466,891        272,234
                                                 ------------      -----------     ----------
   Total revenues                                   2,419,163        1,913,171      2,808,625
                                                 ------------      -----------     ----------
Operating costs and expenses:
  Lease operating costs                               899,258          966,732      1,094,043
  Production taxes                                     63,141           79,602        145,372
  Geological and geophysical costs                  1,959,422        2,109,375      1,683,753
  Exploratory dry hole costs                        1,001,433           17,422      3,478,456
  Impairments                                          92,605        5,885,042        152,105
  Drilling costs                                      641,871          240,061        328,820
  Depreciation, depletion and amortization            494,052          671,277        634,559
  General and administrative                        2,961,878        2,572,212      2,565,690
                                                 ------------      -----------     ----------
   Total operating costs and expenses               8,113,660       12,541,723      10,082,798
                                                 ------------      -----------     ----------

Operating loss                                     (5,694,497)     (10,628,552)     (7,274,173)
                                                 ------------      -----------     ----------

Other income (expense):
  Interest and other income                           511,636          506,209        661,665
  Interest expense                                     (7,997)              --        (83,273)
  Impairment of notes receivable from
    officers                                         (665,512)              --             --
                                                 ------------      -----------     ----------
   Total other income (expense)                      (161,873)         506,209        578,392
                                                 ------------      -----------     ----------

Net loss before extraordinary gain                 (5,856,370)     (10,122,343)    (6,695,781)

Extraordinary gain (Note 2)                                --               --      3,076,242
                                                 ------------      -----------     ----------
Net loss                                           (5,856,370)     (10,122,343)    (3,619,539)
                                                 ============      ===========     ==========


Basic and diluted net loss per share:
  Net loss before extraordinary gain             $      (0.41)     $     (0.78)    $    (0.53)
  Extraordinary gain                                       --               --           0.24
  Net Loss                                       $      (0.41)     $     (0.78)    $    (0.29)
Basic and diluted weighted average number of     ------------      -----------     ----------
shares outstanding                                 14,198,724       12,978,900     12,596,977
                                                 ============      ===========     ==========



  The accompanying notes are an integral part of these consolidated financial statements




                       FX ENERGY, INC., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 1999, 1998 and 1997


                                                      1999             1998           1997
                                                 ------------     ------------    ------------
Cash flows from operating activities:
Net loss                                         $ (5,856,370)    $(10,122,343)   $ (3,619,539)
Adjustments to reconcile net loss to net cash
used in operating activities:
  Extraordinary gain                                       --               --      (3,076,242)
  Depreciation, depletion and amortization            494,052          671,277         634,559
  Impairments                                          92,605        5,885,042          28,515
  Gain on sale of property interests                       --         (466,891)       (272,234)
  Exploratory dry hole costs                          240,132               --         210,205
  Common stock and options issued for services        302,687          119,375          70,625
  Accrued interest income from officer loans         (134,295)         (64,170)             --
  Impairment of notes receivable from officers        665,512               --              --
  Increase (decrease) from changes in:
   Receivables                                       (100,044)         260,024        (147,678)
   Inventory                                            1,966             (945)        (47,166)
   Other current assets                               (59,953)          20,960         (19,530)
   Accounts payable and accrued liabilities           608,285          588,908         357,752
                                                 ------------     ------------    ------------
    Net cash used in operating activities          (3,745,423)      (3,108,763)     (5,880,733)
                                                 ------------     ------------    ------------
Cash flows from investing activities:
Additions to oil and gas properties                  (463,387)        (179,765)     (1,136,935)
Additions to other property and equipment            (137,094)        (260,877)       (394,291)
Net change in other assets                             (2,789)              --          25,000
Proceeds from sale of property interests                6,000          506,000         340,152
Proceeds from sale of equipment                            --            6,928          13,051
Employee advances                                          --               --         (15,000)
Purchase of marketable debt securities             (6,617,089)      (6,578,332)     (3,940,582)
Proceeds from maturities of marketable debt
securities                                          4,298,000        7,589,000       5,476,574
                                                 ------------     ------------    ------------
    Net cash provided by (used) in  investing
     activities                                    (2,916,359)       1,082,954         367,969
                                                 ------------     ------------    ------------

Cash flows from financing activities:
Proceeds from long-term debt                               --               --      1,575,992

Notes receivable from officers                       (597,563)        (840,357)      (150,000)
Proceeds from issuance of common stock,
 options and warrants, net of offering
 costs                                              7,066,802          166,027        252,777
                                                 ------------     ------------    ------------
    Net cash provided by (used in) financing
    activities                                      6,469,239         (674,330)     1,678,769
                                                 ------------     ------------    ------------


Increase (decrease) in cash                          (192,543)      (2,700,139)    (3,833,995)
   Cash and cash equivalents at beginning of
   year                                             1,811,780        4,511,919      8,345,914
                                                 ------------     ------------    ------------

Cash and cash equivalents at end of year         $  1,619,237     $  1,811,780    $  4,511,919
                                                 ============     ============    ============



  The accompanying notes are an integral part of these consolidated financial statements




                       FX ENERGY, INC., AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              for the years ended December 31, 1999, 1998 and 1997


                                          Common Stock
                                       -------------------                  Officers'
                                                      Par        Paid-in      Notes        Accumulated
                                       Shares        Value       Capital    Receivable       Deficit         Total
                                     ----------     -------   -----------  ------------   ------------   ------------
Balance at January 1, 1997           12,492,547     $12,492   $30,054,620  $        --    $(9,159,431)   $ 20,907,681
  Exercise of warrants and options      159,334         160       252,617           --             --         252,777
  Common stock issued for services       10,000          10        70,615           --             --          70,625
  Net loss                                   --          --            --           --     (3,619,539)     (3,619,539)
                                     ----------     -------   -----------  ------------  ------------    ------------
Balance at December 31, 1997         12,661,881      12,662    30,377,852           --     12,778,970)     17,611,544
  Exercise of warrants and options      382,622         383       615,644           --             --         616,027
  Common stock issued for services       10,000          10       119,365           --             --         119,375
  Officers' notes - principal                --          --            --   (1,240,357)            --      (1,240,357)
  Officers' notes - interest                 --          --            --      (64,170)            --         (64,170)
  Net loss                                   --          --            --           --    (10,122,343)    (10,122,343)
                                     ----------     -------   -----------  ------------  ------------    ------------
Balance at December 31, 1998         13,054,503      13,055    31,112,861   (1,304,527)   (22,901,313)      6,920,076
  Exercise of warrants and options        2,000           2        13,248           --             --          13,250
  Sale of common stock                1,792,500       1,792     7,168,208           --             --       7,170,000
  Common stock placement costs               --          --      (116,448)          --             --        (116,448)
  Officers' notes - principal                --          --            --     (597,563)            --        (597,563)
  Officers' notes - interest                 --          --            --     (134,295)            --        (134,295)
  Officers' notes - impairment               --          --            --      665,512             --         665,512
  Options issued for services                --          --       302,687           --             --         302,687
  Net loss                                   --          --            --           --     (5,856,370)     (5,856,370)
                                     ----------     -------   -----------  ------------  ------------    ------------
Balance at December 31, 1999         14,849,003     $14,849   $38,480,556  $(1,370,873)  $(28,757,683)   $  8,366,849
                                     ==========     =======   ===========  ============  ============    ============



  The accompanying notes are an integral part of these consolidated financial statements


                       FX ENERGY, INC., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Summary of Significant Accounting Policies:

     Organization

     FX Energy, Inc.,  a Nevada corporation  and its subsidiaries  (collectively hereinafter referred  to as  the  "Company") operate  in  the oil  and  gas
     industry in  Poland and  the United  States.   In  Poland, the  Company  is
     engaged in oil  and gas  exploration, appraisal,  development and  property acquisition activities.  In  the United States, the  Company is engaged  in producing, exploring and developing oil and  gas properties and operates  a drilling and well servicing company.

     Principles of Consolidation

     The consolidated financial statements include  the accounts of the  Company and its wholly-owned subsidiaries and the Company's undivided interests  in
     Poland.  All significant inter-company accounts and transactions have  been eliminated in consolidation.  At December 31, 1999, the Company owned  100%
     of the voting common stock or other equity securities of its subsidiaries.

     Inventory

     Inventory consists primarily of tubular supplies and other well equipment and is valued at the lower of average cost or market.

     Oil and Gas Properties

     The Company follows the successful efforts method of accounting for its oil
     and gas  operations.    Under  this  method  of  accounting,  all  property
     acquisition costs  and  costs  of exploratory  and  development  wells  are capitalized when incurred, pending  determination of whether an  individual well has found proved  reserves.  If it  is determined that an  exploratory well has not  found proved  reserves, the costs  of drilling  the well  are expensed. The costs of development wells are capitalized whether productive or nonproductive.

     Geological and geophysical costs on exploratory prospects and the costs  of
     carrying and retaining unproved  properties are expensed  as incurred.   An
     impairment allowance is provided  to the extent  that capitalized costs  of unproved properties, on a  field-by-field basis, are  not considered to  be
     realizable.  Depletion,   depreciation   and   amortization   ("DD&A")   of
     capitalized costs of proved oil and gas properties is provided on a  field-
     by-field basis using  the units-of-production method.   The computation  of
     DD&A takes into  consideration restoration,  dismantlement and  abandonment costs and the anticipated proceeds from  equipment salvage.  The  estimated restoration, dismantlement and abandonment costs are expected to be  offset by the estimated residual value of lease and well equipment.

     An impairment loss is recorded if  the net capitalized costs of proved  oil and gas properties  exceed the aggregate  undiscounted future net  revenues
     determined on  a  field-by-field basis.    The impairment  loss  recognized
     equals the excess  of net  capitalized costs  over the  related fair  value determined on a property by property basis.  (Note 14)

     Gains and losses are recognized on sales of entire interests in proved and unproved properties. Sales of partial interests are generally treated as a recovery of costs.

     Other Property and Equipment

     Other  property  and  equipment,  including  drilling  and  well  servicing
     equipment, are  stated  at cost.      Depreciation of  other  property  and
     equipment is calculated using the  straight-line method over the  estimated
     useful lives (ranging from 3  to 40 years) of  the respective assets.   The
     cost of normal maintenance  and repairs is charged  to operating costs  and expensed as incurred.  Material expenditures  that increase the life of  an asset are capitalized and depreciated  over the estimated remaining  useful
     life of the  asset.   The cost  of other  property and  equipment sold,  or
     otherwise disposed of, and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in current operations.

     Other property and equipment (gross) is summarized as follows:


                                               December 31,          Estimated
                                        -------------------------   Useful Life
                                           1999          1998       (in years)
                                        -----------   -----------   -----------
     Other Property and Equipment:            (In thousands)

       Drilling and well servicing
         equipment                      $    1,906    $    1,771         6
       Trucks                                  190           188         5
       Building                                 80            80        40
       Office Equipment                        476           456      3 to 6
                                        -----------   -----------
           Total                        $    2,652    $    2,495
                                        ===========   ===========


     Concentration of Credit Risk

     The majority  of the  Company's  receivables are  within  the oil  and  gas industry, primarily  from the  purchasers  of its  oil  (Note 12)  and  its industry partners.  The receivables are  not collateralized.  To date,  the
     Company has experienced minimal bad debts.   The majority of the  Company's
     cash and cash equivalents is held by three financial institutions in  Utah,
     Montana and New York.

     Cash Equivalents and Statement of Cash Flows

     The Company considers all highly-liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Non-cash transactions not reflected in the consolidated statements of cash flows include the following:

                                                  Years Ended December 31,
                                             ---------------------------------
                                                 1999       1998        1997
                                             ----------   ---------  ---------
     Non-cash transactions:                             (In thousands)
     Bonus applied to stock option exercise  $     --     $    200   $      --
       by officers
     Recourse notes receivable from officers
       due to stock option exercise                --          250          --
     Reclassification of notes receivable          --          150          --
       from officers
     Additions to oil and gas properties
       financed with accrued                       63           --          --
       iabilities

     Supplemental disclosure of cash flow
       information:
       Cash paid during the year for:
         Interest                            $      8     $     --   $     534
         Taxes                                     --           --          --

     Income Taxes

     Deferred income taxes are provided for the difference between the tax basis of an asset or liability and its reported amount in the financial statements. Such difference will result in taxable or deductible amounts in future years when the reported amount of the asset or liability is recovered or settled, respectively.

     Reclassifications

     Certain balances in the 1998 and 1997 financial statements have been reclassified to conform to the current year presentation. These changes had no effect on total assets, total liabilities, stockholders' equity or net loss.

     Foreign Operations

     The Company's investments and  operations in Poland  are comprised of  U.S.
     Dollar expenditures.

     Use of Estimates

     The preparation  of  financial  statements  in  conformity  with  generally accepted accounting principles  requires management to  make estimates  and assumptions that affect the reported amounts of assets and liabilities  and disclosure of  contingent  assets  and  liabilities  at  the  date  of  the financial statements  and the  reported amounts  of revenues  and  expenses
     during the  reporting  period.   Actual  results could  differ  from  those
     estimates.

     Net Loss Per Share

     Basic earnings  per share  is computed  by  dividing the  net loss  by  the weighted average number of common shares outstanding.  Diluted earnings per share is computed  by dividing  the net  loss by  the sum  of the  weighted average number  of common  shares and  the effect  of dilutive  unexercised
     stock options and  warrants and convertible  preferred stock.   Outstanding
     options and  warrants  as of  December  31, 1999,  1998  and 1997  were  as follows:

                         Options and
        December 31,      Warrants        Price Range
        ------------     -----------     --------------
           1999           4,167,073      $1.50 - $10.25
           1998           3,684,239      $1.50 - $10.25
           1997           3,707,694      $1.10 - $10.25

     The Company had a net loss  in 1999, 1998 and 1997.   The above options  or
     warrants were not included in the computation of diluted earnings per share for the years  ended December  31, 1999, 1998  or 1997  because the  effect would have been antidilutive.

2.   Investment in Poland:

     Apache Exploration Program

     Effective January 1,  1999, the Company  and Apache Corporation  ("Apache")
     entered into an  agreement which further  defined the relationship  between the Company and Apache in Poland by establishing an Area of Mutual Interest
     Agreement ("AMI Agreement")  covering the entire country of Poland,  except for the 0.9 million acre Baltic Project Area, for oil and gas  exploration, production, development  and acquisition  activities for  a period  of  two
     years.   The  AMI Agreement effectively consolidated  the terms of  various agreements signed between the Company and Apache during 1997, 1998 and 1999
     into  one  basic  agreement,  referred   to  collectively  as  the   Apache

     Exploration Program.

     Under terms of the Apache Exploration Program, Apache has either agreed to or completed the following primary terms:

     o    Apache paid the Company $950,000 in up-front cash, including  $450,000
          during 1997 for  the Lublin Basin   and $500,000  during 1998 for  the
          Carpathian area;
     o    Apache must cover the Company's pro-rata share  of cost to  drill  ten exploratory wells, including paying for drilling and completion  costs for seven  wells in  the Lublin  Basin and  drilling costs  (excluding completion costs) for three wells in the Carpathian area;
     o    Apache must cover the Company's pro-rata share of cost to shoot  2,000 kilometers of 2D seismic; including 1,650 kilometers of 2D seismic  in the Lublin  Basin completed  during 1998  and  350 kilometers  in  the
          Carpathian area that has yet to be completed;
     o    Apache  must  cover  all  of  the  Company's  pro-rata  share  of  all concession and  usufruct fees  during the  first  three years  in  the
          Lublin  Basin    (approximately  $695,000)  and  the  Carpathian  area
          (approximately $160,000);
     o    Apache must  cover  all of  the  Company's pro-rata  share  of  annual training costs  during  the first  three  years in  the  Lublin  Basin
          ($80,000 per year) and the Carpathian area ($15,000 per year); and
     o    Apache may not  charge the Company  for any of  its pro-rata share  of
          Polish G&A costs through June 30, 2000.  Thereafter, Apache may charge the Company for 25% of its Polish G&A costs, increased by 5% upon  the drilling of each  of the  five remaining  exploratory wells;  up to  a maximum of 50%.

     The AMI  Agreement  modified and  further  defined the  Apache  Exploration
     Program by adding the following additional terms:

     o The Company and Apache must offer each other a fifty-percent interest in any new exploration, appraisal, development, property acquisition or other activities conducted by either party within the AMI during all of 1999 and 2000.
     o The ten exploratory wells under the Apache Exploration Program may, at the consent of both parties, be drilled anywhere within the AMI.
     o The Company and Apache have equal 50% working interests in the Pomeranian and Warsaw West areas.
     o Apache is the operator of all areas controlled by the Company and Apache within the AMI.

          Option Agreements between the Company, Apache and POGC

     As a result of  various agreements included  within the Apache  Exploration
     Program between  the Company,  Apache and  POGC, the  Company and  Apache's
     working interest in the  Lublin Basin, Carpathian  and Pomeranian areas  is subject to being reduced by POGC's option  to participate for up to a  one-
     third working interest on a block  by block basis in each respective  area.
     In turn, the Company and Apache  each have an independent reciprocal  right to participate in the exploration of  the POGC controlled areas in each  of the respective project areas with up to a one-third working interest  each.
     Should POGC elect to participate in  any of the Company's concessions,  the
     Company's and Apache's interest will be reduced in equal proportions.   The
     Company does not have any option agreements with POGC covering Warsaw  West or the Baltic Project Area.

          Exploration Activities

     The first  four  exploratory  wells  drilled  under  terms  of  the  Apache
     Exploration Program were all determined to be exploratory dry holes  during
     1999.  In accordance with terms  of the Apache Exploration Program,  Apache covered all of the Company's working  interest share of costs for all  four wells, including 33.3% for the Czernic 277-2, 47.5% for the Poniatowa  317-
     1, 45.0% for the Witkow 1  and 33.3% for the  Siedliska 2. The fifth  well, the Wilga 2, was announced to be an exploratory success on January 25, 2000 after initial  production  test results indicated a  combined flow rate  of
     16.9 Mmcf of gas and 570 Bbls of condensate per day from three intervals in
     a Carboniferous horizon.   Under terms of  the Apache Exploration  Program,
     Apache will cover all of the Company's 45.0% drilling and completion  costs for the Wilga 2.  (Note 16)

     During June 1999, the Company elected to participate with a 5.0% working interest in drilling the Andrychow 6, an exploratory well operated by POGC on POGC option acreage in southern Poland. The well cost approximately
     $99,000 net to the Company and was determined to be an exploratory dry hole during December 1999.

          Appraisal and Development Activities

     On February  26,  1999,  The  Company, Apache  and  POGC  entered  into  an agreement to  jointly develop  the Lachowice  Farm-in, a  shut-in POGC  gas discovery with three wells in the Carpathian area, with Apache as operator.
     Under terms of the agreement, The Company  and Apache agreed to pay all  of the following  costs in  order to  earn a  one-third interest  each in  the project: (1) test  and recomplete  up to three  shut-in gas  wells; (2)  if warranted, drill three additional wells;  and, (3) if warranted,  construct
     gathering  and  processing  facilities.     All  costs  and  net   revenues
     thereafter, including additional development  drilling and lease  operating costs, would be shared one-third each by the Company, Apache and POGC.

     During June 1999, the Company and Apache commenced testing and recompletion procedures on the Stryszawa 2K.  The Stryszawa 2K was subsequently  plugged and abandoned after  it failed to  maintain a  commercial production  rate.
     During September 1999,  the Company and  Apache tested the  Lachowice 7  to
     determine its commercial potential.    The test results of the Lachowice  7
     did not  warrant constructing  gathering and  processing facilities.    The
     Company and Apache plan to turn the Lachowice 7 back to POGC and  terminate the Lachowice Farm-in.

     Baltic Project Area

     On May 3, 1996, the Company entered into a agreement with RWE-DEA, formerly
     Deutsche Texaco, to jointly explore the  Baltic Project Area.  Under  terms of the Agreement, RWE-DEA had the right to earn a fifty-percent interest in the Baltic Project Area by paying the Company $250,000 in cash, paying  the first $1,100,000 for  a 2D  seismic survey,  the first  $1,000,000 of  cost relating to the initial exploratory well to be drilled at a location to  be designated by RWE-DEA and fifty-percent of the cost relating to the  second
     exploratory  well  at  a  location  designated  by  the  Company.    Polish
     government approval was required to approve RWE-DEA's participation in  the
     Baltic  Project  Area  by  purchasing  fifty-percent  of  Warmia  Petroleum
     Company, Sp z  o.o. ("Warmia"), a  wholly owned subsidiary  of the  Company
     which holds the Baltic Project Area.   The Company obtained a $2.5  million
     Irrevocable Standby Letter of Credit whereby  the Company agreed to  refund
     RWE-DEA all advanced  funds should  the Polish  government disapprove  RWE-
     DEA's purchase of fifty-percent of Warmia.  The Irrevocable Standby  Letter of Credit expired on  January 31, 1997 and  the Polish government  approved
     RWE-DEA's purchase of fifty-percent  of Warmia in June  1997.  RWE-DEA  had advanced Warmia  $3,076,000  through  June 30,  1997  to  fund  exploration activity on the Baltic  Project Area, which the  Company had recorded as  a long-term note payable.

     Prior to drilling the second well  on the Baltic Project Area, RWE-DEA  had
     advanced the  Company all   funds  required to  date under  the  Agreement,
     including funding the first $1,000,000 of costs relating to the Orneta  #1, the initial exploratory well drilled on  the Baltic Project Area which  was plugged and  abandoned as  a dry  hole in  April 1997  at a  gross cost  of
     $1,834,000.   On June  30, 1997,  RWE-DEA elected  to not  fund its  fifty-
     percent share of the Gladysze #1-A, the second exploratory well drilled  on the Baltic Project  Area, which resulted  in the  termination of  RWE-DEA's
     right to earn  a fifty-percent interest  in the Baltic  Project Area.   The
     Gladysze #1-A  was  drilled  without  RWE-DEA  as  a  participant  and  was subsequently plugged and  abandoned as a  dry hole in  September 1997 at  a
     gross cost of $1,262,000.   Upon termination of  RWE-DEA's right to earn  a
     fifty-percent interest in the Baltic  Project Area, the Company  eliminated
     its  long-term  notes  payable  relating  to  RWE-DEA  and  recognized   an
     extraordinary gain of $3,076,000.

     During March 1999, the Company relinquished approximately 1.2 million acres within the  Baltic  Project Area,  leaving  a total  of  approximately  0.9
     million undeveloped  acres  in  the  Baltic Project  Area.      The  Polish
     government also  consented  to apply  the  Gladysze 1-A,  the  second  well drilled on the Baltic Project Area during 1997, to the work commitment  for
     the second  three-year  exploration  phase.    As  such,  the  Company  has
     satisfied all work commitments applicable to the Baltic Project Area's six-
     year exploration phase.   The  Company's Baltic  Project Area  is the  only
     acreage holding  in  Poland in  which  the  Company has  an  interest  that contains mandatory acreage relinquishment provisions.

     At December 31, 1999, the Company had $494,000 of capitalized leasehold costs related to the Baltic Project Area. The Company is currently seeking a strategic partner to participate in further exploration of the Baltic
     Project Area.

     Gold Exploration - Sudety Project Area

     On July 26, 1999,  Homestake terminated its agreement  with the Company  to
     jointly  explore  for  gold  on  the  Company's  Sudety  Project  Area   in
     southwestern Poland.   During 1997,  Homestake initially  paid the  Company
     $212,000 and  agreed  to spend  a  minimum  of $1,100,000  over  two  years
     exploring the  Sudety  Project Area.     Homestake  completed  its  minimum
     exploration commitments during the first six  months of 1999.  The  Company has discontinued further gold exploration in the Sudety Project Area.

3.   Performance Bond Deposits:

     As of December 31, 1999,  the Company had a  replacement bond to a  federal agency in the amount of $463,000,  which was collateralized by  certificate
     of deposits  totaling $231,500.   In  addition, there  are certificates  of
     deposits totaling $125,000 covering performance bonds in other states.

4.   Investment in Marketable Debt Securities:

     The Company follows the provisions of SFAS No. 115, "Accounting for Certain
     Investments in Debt and  Equity Securities."  In  accordance with SFAS  No.
     115, the Company has  classified all of its  marketable debt securities  as held-to-maturity because the  Company has both  the intent  and ability  to
     hold these  investments until  they  mature.   At  December 31,  1999,  the
     Company's held-to-maturity  securities consisted  of corporate  bonds  with remaining contractual  maturities  of  less  than  twelve  months  and  the carrying amount of these investments approximated market value.

5.   Accrued Liabilities:

     The Company's accrued liabilities as of December 31, 1999 and 1998 are composed of the following:

                                          As of December 31,
                                      -------------------------
                                          1999          1998
                                      ----------     ----------
     Accrued Liabilities:                   (In thousands)
       Compensation costs             $   1,185      $    699
       Unproved property additions           63            --
       Exploratory dry hole costs            99            --
       Seismic costs                         28           131
       Other costs                          104            82
                                      ----------     ----------
         Total                        $   1,479      $    912
                                      ==========     ==========

6.   Long-term Debt:

     During 1998, the Company had a  bank credit facility with a borrowing  base
     of $2,850,000 as of January 1, 1998.   The borrowing base was subject to  a
     monthly basis reduction of $25,000.  The Company did not utilize the credit facility and subsequently  terminated the credit  facility during the  year ended December 31, 1998.

7.   Income Taxes:

     The Company recognized no income tax benefit from the losses generated during the years ended December 31, 1999, 1998 and 1997.

     The components of the net deferred tax asset as of December 31, 1999 and 1998 are as follows:

                                                       December 31,
                                               -------------------------
                                                  1999           1998
                                               -----------    ----------
                                                      (In thousands)
     Deferred tax liability:
     Property and equipment basis
       differences                             $    (104)     $    (962)
     Deferred tax asset:
       Net operating loss carryforwards           11,180          9,437
       Impairment of oil and gas properties        1,218          2,196
       Impairment of notes receivable from
         officers                                    248             --
       Options issued for services                   113             --
       Other                                         193             14
       Valuation allowance                       (12,848)       (10,685)
                                               -----------    ----------
     Net deferred tax asset                    $      --      $      --
                                               ===========    ==========


     The change in the valuation allowance during the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                        December 31,
                                            -----------------------------------
                                               1999         1998         1997
                                            ----------   ----------   ---------
                                                       (In thousands)
     Balance, beginning of year             $ (10,685)   $  (6,131)  $  (3,868)
       Increase due to property and
         equipment basis differences                4           22          24
       Decrease (increase) due to
         impairment of oil and gas properties      --       (2,196)         --
       Decrease due to investment in Warmia        --           --         661
       Increase due to net operating loss      (1,989)      (2,444)     (2,876)
       Other                                     (178)          64         (72)
                                            ----------   ----------   ---------
     Balance, end of year       .           $ (12,848)   $ (10,685)  $  (6,131)
                                            ==========   ==========   =========

     SFAS No. 109 requires that a valuation allowance be provided if it is  more likely than not that some portion or all  of a deferred tax asset will  not be realized.  The Company's ability to realize the benefit of its  deferred tax asset will depend  on the generation of  future taxable income  through profitable operations and expansion of the Company's oil and gas  producing
     activities.    The  risks  associated  with  that  growth  requirement  are considerable, resulting in the Company's  conclusion that a full  valuation allowance be provided at December 31, 1999 and 1998.

     At  December  31,  1999,  the  Company  had  net  operating  loss   ("NOL")
     carryforwards,  including  foreign  losses,  of  approximately  $30,000,000
     available  to  offset  future   taxable  income,  of  which   approximately
     $18,749,000  expires  from  2008  through  2012  and  $11,251,000   expires
     subsequent to 2017.  The utilization of these carryforwards against  future taxable income may  become subject to  an annual limitation  if there is  a
     change in ownership.   $6,168,000 of  the NOL carryforward  relates to  tax
     deductions resulting from the exercise of  stock options during 1999,  1998 and 1997.  The tax benefit  from adjusting the valuation allowance  related to this portion  of the  NOL carryforward  will be  credited to  additional paid-in capital.

8.   Related Party Transactions:

     On February 17, 1998,  two of the Company's  officers exercised options  to purchase 300,000 shares of  the Company's common stock  at $1.50 per  share
     that were scheduled to expire on  May 6, 1998.   The officers paid for  the
     cost of exercising the options by utilizing a bonus credit of $100,000 each issued to them during 1997 and signing a full recourse note payable to  the
     Company for $125,000  each with  interest accrued at  7.7%.   On April  10,
     1998, in consideration of the agreement of the two officers to not sell the
     Company's common  stock  in  market transactions,  the  Company  agreed  to advance the officers, on  a non-recourse basis,  additional funds to  cover
     their tax liabilities and other considerations.   As of December 31,  1999,
     the notes receivable  and accrued interest  totaled $2,036,385  with a  due
     date of on or before December 31, 2000 (as extended).   The Company has  no
     further commitment to advance additional funds to the officers.

     In consideration for extending the term from December 31, 1999 through December 31, 2000, the officers agreed that if the average closing price of the common stock for five consecutive trading days results in a value of the collateral equal to or above the total principal and accrued interest balances, the officers will repay the loans within 45 days thereafter either in cash or by tendering to the Company such number of shares which at the average closing price for the previous five consecutive trading days equals the principal and accrued interest then due.

     The notes receivable  and accrued  interest are  collateralized by  233,340
     shares of the  Company's common stock.   In accordance  with SFAS No.  114,
     "Accounting by Creditors for Impairment of a Loan," the Company recorded an impairment allowance of  $666,000 as  of December  31, 1999,  based on  the
     value of  the underlying  collateral.   The  impairment allowance  will  be
     adjusted quarterly based on the market value of the collateral shares.

9.   Stock Options and Warrants:

     Stock Options

     As of December 31,  1999, the Company's 1998  Stock Option Plan had  issued options to  purchase 438,501  shares  out of  a  maximum total  of  500,000
     authorized shares  allowed  within the  1998  Stock  Option Plan.    As  of
     December 31, 1999, all other prior  year stock option plans had issued  the maximum allowed  options  under  each respective  stock  option  plan.  The
     Company has submitted the 1999 Stock Option Plan, which includes a  maximum
     of  500,000  options,   for  shareholder  approval   at  the  2000   annual
     shareholders' meeting.

     All  stock  option  plans  are  each  administered  by  a  committee   (the
     "Committee") consisting of the board of  directors or a committee  thereof.
     At its discretion, the Committee may  grant stock options to any  employee, including officers, in  the form of  incentive stock  options ("ISOs"),  as defined in the Internal  Revenue Code, or options  which do not qualify  as
     ISOs or stock awards.  In addition  to the options granted under the  stock option plans, the  Company also  issues non-qualified  options outside  the
     stock option plans.   Options granted under these  stock option plans  have
     terms ranging from five to seven  years and vest over periods ranging  from the date of grant to three years.

     As of December  31, 1999,  the Company  had options  outstanding under  the
     Plans as well  as from other  individual grants.   The Company applies  APB
     Opinion No.  25  and  related interpretations  in  accounting  for  options granted under the Plans and for other option agreements.  Had  compensation cost for the Company's options been  determined based on the fair value  at the grant dates consistent  with SFAS No. 123,  the Company's net loss  and loss per share would have been increased to the pro forma amounts indicated
     in the following table:

                                        Years Ended December 31,
                                  -----------------------------------
                                      1999         1998        1997
                                  -----------   ----------   --------
                                     (In thousands, except per share
                                                amounts)
     Net Loss:
          As Reported             $ (5,856)    $ (10,122)  $ (3,620)
          Pro Forma                 (7,930)      (11,680)    (5,991)
     Basic and Diluted
     Net Loss Per Share:
          As Reported             $  (0.41)       $(0.78)  $  (0.29)
          Pro Forma                  (0.56)        (0.90)     (0.48)


     The effects of applying SFAS No. 123 are not necessarily representative of the effects on the reported net income or loss for future years.

     The fair value of each option granted during 1999, 1998 and 1997 is estimated on the date of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were utilized for the Black-Scholes valuation: (1) expected volatility of 80.5%, 76.2% and 80.4% for 1999, 1998 and 1997, respectively; (2) expected lives ranging from four to seven years; (3) risk-free interest rates at the date of grant ranging from 4.44% to 6.43%; and, (4) dividend yield of zero for each year.

     The following table summarizes  fixed option activity  for the years  ended
     December 31, 1999, 1998 and 1997:



                                                                December 31,
                           ----------------------------------------------------------------------
                                    1999                      1998                   1997
                           ------------------------  ----------------------  --------------------
                                         Weighted                 Weighted               Weighted
                                         Average                  Average                Average
                                         Exercise                 Exercise               Exercise
                             Shares       Price        Shares      Price      Shares      Price
                           ---------   -----------   ---------   ----------  ---------  ---------
     Fixed Options
     Outstanding:
      Beginning of year    3,413,667   $    6.590    3,357,500   $  4.473    2,732,834  $  3.710
        Granted              521,000        5.866      480,000      8.875      725,500     7.203
        Exercised             (2,000)       6.625     (303,000)     1.500      (78,334)    1.698
        Canceled             (36,166)       7.920     (120,833)     8.400      (22,500)    9.486
                           ---------   -----------   ---------   ----------  ---------  ---------
     End of year           3,896,501   $    6.481    3,413,667   $  6.590    3,357,500  $  4.473
                           =========   ===========   =========   ==========  =========  =========
     Exercisable at
     year-end              2,872,681   $    4.656    2,329,012   $  6.970    2,242,000  $  3.878
                           =========   ===========   =========   ==========  =========  =========


     Weighted-average
     fair value of
     options granted
     during the year       $    3.61                 $   3.930               $   4.458




     The  following table  summarizes information  about   fixed  stock  options
     outstanding at December 31, 1999:

                             Options Outstanding             Options Exercisable
                  --------------------------------------   ---------------------
                                   Weighted
                                   Average      Weighted                Weighted
                     Number       Remaining     Average      Number     Average
    Exercise      Outstanding    Contractual    Exercise   Exercisable  Exercise
     Prices       at 12/31/99       Life         Price     at 12/31/99   Price
                                  (in years)
 -------------    -----------    -----------  ----------   -----------  --------
     $1.500          178,000         .668     $   1.500      178,000    $  1.500
      3.000        1,700,000        3.082         3.000    1,700,000       3.000
 5.750 - 7.250     1,011,500        5.795         6.279      351,673       6.752
 7.375 - 8.875     1,001,001        4.320         8.660      639,008       8.753
     10.250            6,000        5.129        10.250        4,000      10.250
                  -----------    -----------  ----------   -----------  --------
    Total          3,896,501        3.993     $   5.641    2,872,681    $  4.656
                  ===========    ===========  ==========   ===========  ========


     Warrants

          The following table summarizes changes in outstanding warrants during the years ended December 31, 1999, 1998 and 1997:

                                                Shares            Price Range
                                          ------------------   ---------------
     Warrants:
     Outstanding at December 31, 1996     431,194              $   1.10 - 6.90
     Exercisable at December 31, 1996                281,194       1.10 - 3.00
                                                     =======
       Warrants exercised during 1997     (81,000)                 1.10 - 2.60
                                          -------
     Outstanding at December 31, 1997     350,194                  1.10 - 6.90
     Exercisable at December 31, 1997                350,194       1.10 - 6.90
                                                     =======
       Warrants exercised during 1998     (79,622)                 1.10 - 2.60
     Outstanding at December 31, 1998     270,572                  1.65 - 6.90
                                          =======
     Exercisable at December 31, 1998                270,572       1.65 - 6.90
     Outstanding at December 31, 1999     270,572    =======       1.65 - 6.90
                                          =======
     Exercisable at December 31, 1999                270,572   $   1.65 - 6.90
                                                     =======

10.  Private Placement of Common Stock:

     On April 8, 1999, the Company initiated a private placement that resulted in the sale of 1,792,500 shares of common stock for net proceeds of $7,054,000. No placement fees were paid by the Company in connection with the sale of the aforementioned shares.

11.  Commitments:

     Employment Agreements

     Effective January 1, 1995, the  Company entered into three-year  employment agreements with David N. Pierce  and Andrew W. Pierce,  each of whom is  an
     officer  and  director.    The   agreements  provide  for  initial   annual
     compensation of $120,000 and  $96,000, respectively, with annual  increases of at  least  7.5%,  as  determined  by  the  board  of  directors  or  the
     compensation committee.   Each employment agreement,  as amended,  provides
     that on the initiation of the first  test well in the Baltic Project  Area, which commenced in late January 1997,  the executive employee was  entitled to receive a $100,000 bonus  that may, at the  election of the officer,  be applied against the exercise of options to purchase common stock or paid in cash upon termination of employment with the Company.  The Company  accrued
     $200,000 at December 31, 1997 to reflect this obligation.  On February  17,
     1998, each officer exercised options to  purchase common stock and  applied their respective bonuses awarded to him in 1997 towards the exercise  price
     (Note 8).  The  terms  of  such  employment  agreements  are  automatically extended for  an additional  year  on the  anniversary  date of  each  such agreement. In  the event  of termination  of  employment resulting  from  a change in control of  the Company not approved  by the Board of  Directors, each of the two officers would  be entitled to a termination payment  equal to 150% of his annual salary  at the time of  termination and the value  of previously granted  employee benefits,  including stock  options and  stock awards.

     On July 1, 1996, the Company entered into a three-year employment agreement with Jerzy B. Maciolek, who is an officer of the Company, providing for  an initial annual salary of $96,000 with  an annual increase to be  determined
     by the Company's  board of directors  or the compensation  committee.   The
     employment agreement also provides  for annual incentive  bonuses of up  to
     $100,000, payable in  cash, stock  or options and  a $100,000  bonus to  be
     issued annually on   May  12, 1998,  1999 and  2000 to  be applied  against
     future stock option exercises.  In  the event such bonuses are earned,  but not used by Mr. Maciolek and his employment with the Company is terminated, the Company must pay the bonus to Mr. Maciolek  in cash.  In the event  the employment contract is terminated by the Company, other than for cause,  or by Mr. Maciolek for cause or because of a change in control of the Company,
     Mr. Maciolek is entitled to a termination payment equal to any accrued  but unpaid salary and unreimbursed  expenses and benefits  plus his salary  for the remaining term of the employment agreement.  Additionally, all  options
     held by Mr.  Maciolek shall  immediately vest and  not be  forfeited.   The
     agreement will automatically be  extended for an  additional one year  upon each anniversary date  of the  effective date  unless otherwise  terminated pursuant to the terms thereof.

     Consulting Agreement

     Effective August 3, 1995, the Company  entered into a consulting  agreement with Lovejoy and Associates, a consulting  company owned by Tom Lovejoy,  a director of the Company,  under which Lovejoy  and Associates would  advise the Company respecting future  financing alternatives, possible sources  of debt and  equity financing,  with particular  emphasis on  funding for  the
     Company's  Polish  activities  and  the  Company's  relationship  with  the investment community at a fee of  $10,000 per month commencing October  15,
     1995 and continuing through December 31, 1997.  The agreement was  extended through December 31, 1999 at  a rate of $15,000  per month for January  and
     February 1998 and a subsequent rate  of $17,000 per month thereafter.   The
     consulting agreement was terminated effective May 1, 1999 when Mr.  Lovejoy became the Company's Chief Financial Officer.
     Polish Exploration Agreements

     The Company is committed to the following obligations in Poland, presented on a gross basis, to retain its exploratory concession acreage:


                                            Exploratory Wells
                                            -----------------

                        Beginning           First     Second                           Concession
                           of               Three     Three                    Annual      and
                       Exploration Whole    Year       Year     2D Seismic    Training   Usufruct
                         Period    Blocks   Phase     Phase     Acquisition   Fees (5)   Fees (6)
                       ------------------   -----  -----------  -----------  ---------  ---------
     Lublin (1), (2)   Various (7)   24       6    1 per block   1,650 km    $ 80,000   $ 675,000
     Carpathian (2)     12/31/98     12       1         2          350 km      15,000     160,000
     Pomeranian (3)     12/31/98     10       1         2          600 km      25,000     250,000
     Warsaw West (3)    11/13/98     13       1         2        1,500 km      25,000     390,000
     Baltic (4)         03/07/96     10       1         1          None        25,000     200,000



     (1)  The Company must  drill an exploratory  well in  each undrilled  block during the second three year phase  or relinquish the undrilled  block at the end  of the exploration  term.  The  Lublin Basin includes  the
          Block 298 usufruct, which includes  only one exploration block,  which has a requirement  to drill two  exploratory wells  during the  second three year  phase.  All  other  Lublin  Basin  usufructs  require  the drilling of one well per block during the second three year phase.  As of December 31, 1999, the Company had drilled two exploratory wells to be applied against the first three year exploration phase  exploratory well  requirement,  covered  all  concession  and  usufruct  fees  and acquired 1,650 kilometers of 2D seismic.
     (2)  Apache has agreed  to cover all  of the  Company's drilling,  seismic, annual training fees, concession, and  usufruct fees during the  first three year phase to earn a fifty percent interest in the Lublin  Basin and Carpathian areas.
     (3)  The Company and Apache are equal partners in the Pomeranian and Warsaw
          West  areas.   As of December  31, 1999, the  Company had covered  all
          concession and usufruct fees.
     (4)  The Company has a one-hundred percent  interest in the Baltic  Project
          Area.  As of December 31, 1999, the Company had satisfied the  minimum exploratory well  requirement  for  the  entire  exploration  term  by drilling two exploratory wells.
     (5)  Annual training costs  are for each  year during the  entire six  year exploration term.
     (6)  Concession and usufruct  fees are payable  on various  terms over  the first three year  exploration term,  except the  Baltic Project  Area, which is payable in  equal installments of $33,333  per year over  six years.
     (7)  The Lublin  Basin  consists of  four  usufructs, the  Vistula,  Lublin
          Middle,  Block  298,  and  Komarow  which  have  exploration   periods
          beginning August 8, 1997,  June 30, 1998, June  30, 1998 and March  4,
          1998, respectively.

     Capital Requirements

     As of  December  31, 1999,  the  Company had  $6.9  million of  cash,  cash equivalents and marketable debt securities with no long-term debt.  In view of the Apache Exploration Program, this amount is expected to be sufficient to fund the Company's present minimum exploration and operating commitments
     during 2000  and part  of 2001.   The  Company intends  to seek  additional
     capital to fund  any activities outside  the scope of  its present  minimum
     exploration  and  operating  activities,  including  further   exploration,
     appraisal and  development costs  for the  Wilga  discovery and  any  other additional exploration,  appraisal,  development  or  property  acquisition activities.

12.  Business Segments:

     The Company  operates within  two segments  of the  oil and  gas  industry:
     exploration  and  production  ("E&P")  and  drilling  and  well   servicing
     ("Drilling") and within  the exploration  segment of  the mining  industry.
     For segment and management reporting purposes the Company's mining  segment is not material and is excluded from the discussion herein.

     The Company's revenues associated with its E&P activities are comprised  of oil sales from its producing properties in Montana and Nevada and gains  on the sale  of  partial  property  interests  of  the  Company's  exploratory
     properties in Poland.   For  the years ended  December 31,  1999, 1998  and
     1997, over  85% of  the Company's  total oil  sales were  to one  purchaser located in Montana.  The Company believes this purchaser could be replaced, if necessary, without a loss in revenue.  E&P operating costs are comprised of: (1)  exploration costs,  including  geological and  geophysical  costs, exploratory dry  holes and  non-producing leasehold  impairments; and,  (2)
     production costs  which include  lease  operating expenses  and  production taxes.  Substantially all  exploration costs are  applied to the  Company's operations in  Poland and  all lease  operating costs  are applied  to  the
     Company's domestic production.  The Company's revenues associated with  its drilling activities are comprised of  contract drilling and well  servicing fees generated  by the  Company's drilling  rig  and other  well  servicing
     equipment in Montana.   Drilling operating  costs are  comprised of  direct
     costs associated with  its drilling and  well servicing  operations.   DD&A
     directly associated  with a  respective segment  is disclosed  within  that segment.  The  Company does not  allocate current  assets, corporate  DD&A, general  and  administrative  expenses,  income  taxes,  interest  expense, interest income, other income, other expense or officer loan impairments to
     its operating segments for management and segment reporting purposes.   All
     material inter-company transactions between the Company's business segments are eliminated for management and segment reporting purposes.


     Information on the Company's operations by business segment for the years ended December 31, 1999, 1998 and 1997 is summarized as follows:


                                                 Year Ended December 31, 1999
                                             -----------------------------------
                                                E&P       Drilling       Total
                                             ---------    ---------    ---------
     Operations Summary:                                (In thousands)

      Revenues                               $  1,554     $    865     $  2,419
      Cash operating costs (1)                  3,844          642        4,486
      Non-cash operating costs (2)                140           --          140
                                             ---------    ---------    ---------
         Operating income or (loss) before
         DD&A                                  (2,430)         223       (2,207)
      Depreciation, depletion, &
        amortization                               51          334          385
                                             ---------    ---------    ---------
         Operating loss                      $ (2,481)    $   (111)    $ (2,592)
                                             =========    =========    =========

     Identifiable net property and
       equipment:

      Non-producing leaseholds -  Poland     $    691     $      --     $    691
      Non-producing leaseholds - United
        States                                    692            --          692
      Producing properties                        494            --          494
      Equipment and other                          --           581          581
                                             ---------    ----------    --------
          Total                              $  1,877     $     581     $  2,458
                                             =========    ==========    ========
     Property and equipment capital
     expenditures                            $    526     $     138     $    664
                                             =========    ==========    ========

     (1) Excludes $31,000 of exploratory costs relating to the Company's gold concessions.
     (2) Includes stock options valued at $119,000 issued to a Polish citizen for consulting services and $21,000 non-producing leasehold impairment comprised of costs incurred prior to 1999.


                                                 Year Ended December 31, 1998
                                              ---------------------------------
                                                E&P       Drilling      Total
                                              --------   ----------    --------
     Operations Summary:                                (In thousands)
       Revenues (1)                           $ 1,590    $    323      $ 1,913
       Cash operating costs (2)                 3,025         240        3,265
       Non-cash operating costs (3)               119          --          119
                                              --------   ----------    --------
         Operating income or (loss) before
         DD&A                                  (1,554)         83       (1,471)
       Depreciation, depletion, &
         amortization                             231         322          553
                                              --------   ----------    --------
        Operating loss                        $(1,785)   $   (239)     $(2,024)
                                              ========   ==========    ========

     Identifiable net property and
       equipment:
       Non-producing leaseholds - Poland      $   461    $     --      $   461
       Non-producing leaseholds - United
        States                                    717          --          717
       Producing properties                       463          --          463
       Equipment and other                         --         780          780
                                              -------    ----------    --------
          Total                                 1,641    $    780      $ 2,421
     Property and equipment capital           =======    ==========    ========
     expenditures                             $   180    $    156      $   336
                                              =======    ==========    ========

     (1) E&P revenues include $1,123,000 generated in the United States and $467,000 generated in Poland.
     (2) Excludes $29,000 of exploratory costs relating to the Company's gold concessions.
     (3) Includes Company common stock issued for services of $119,000 and excludes non-cash impairment charge of $5,885,000 for domestic proved properties.


                                                             Year Ended December 31, 1997
                                                     ----------------------------------------
                                                         E&P          Drilling        Total
                                                     ----------     -----------     ---------
     Operations Summary:                                            (In thousands)
       Revenues (1)                                  $   2,242      $      496      $  2,738
       Cash operating costs                              6,455             329         6,784
       Non-cash operating costs (2)                         99              --            99
                                                     ----------     -----------     ---------
         Operating income or (loss) before DD&A         (4,312)            167        (4,145)
       Depreciation, depletion, & amortization             261             289           550
                                                     ----------     -----------     ---------
         Operating loss                              $  (4,573)     $     (122)     $ (4,695)
                                                     ==========     ===========     =========
     Identifiable net property and equipment:
       Non-producing leaseholds - Poland             $     461      $       --      $    461
       Non-producing leaseholds - United States            709              --           709
       Producing properties                              6,447              --         6,447
       Equipment and other                                  --             935           935
                                                     ---------      -----------     ---------
         Total net assets                            $   7,617      $      935      $  8,552
                                                     =========      ===========     =========

     Property and equipment capital expenditures     $     860      $      210      $  1,070
                                                     =========      ===========     =========


    (1)   E&P revenues include $2,040,000 generated in the United States and $202,000 generated
          in Poland.  Excludes $71,000  gain from sale  of property interest relating   to  the
          Company's gold concessions in Poland.

     (2)  Includes   Company  common  stock  issued  for services  of $70,000  and  a  non-cash impairment  charge  of $29,000 for a lease  in  Wyoming acquired prior  to  1997.

     A   reconciliation of  the  segment  information to  the  consolidated  totals   for   the
     years ended December 31, 1999, 1998  and  1997 follows:



                                                                 Year Ended December 31,
                                                      ------------------------------------------
                                                         1999            1998            1997
                                                      ----------    -----------     ------------
     Revenues:                                                       (In thousands)
       Reportable segments                            $   2,419     $    1,913      $     2,738
       Non-reportable segments                               --             --               71
                                                      ----------    -----------     ------------
        Total consolidated revenues                   $   2,419     $    1,913      $     2,809
                                                      ==========    ===========     ============
     Operating Loss:
       Reportable segments                            $  (2,592)    $   (2,024)     $    (4,695)
       Expense or (revenue) adjustments:
         Non-reportable segments                             31             29              (71)
         Impairment of domestic proved property              --          5,885               --
         General and administrative expenses              2,962          2,572            2,566
         Corporate DD&A                                     109            118               85
         Other                                               --              1               (1)
                                                      ----------    -----------     ------------
           Consolidated net operating loss            $  (5,694)    $  (10,629)     $    (7,274)
                                                      ==========    ===========     ============
     Net Property and Equipment:
       Reportable segments                            $   2,458     $    2,421      $     8,552
       Corporate assets                                      91            178              209
                                                      ----------    -----------     ------------
        Net property and equipment                    $   2,549     $    2,599      $     8,761
                                                      ==========    ===========     ============
     Property and Equipment Capital Expenditures:
       Reportable segments                            $     581     $      336      $     1,070
       Corporate assets                                      19            105              461
                                                      ----------    -----------     ------------
        Net property and equipment capital
          expenditures                                $     600     $      441      $     1,531
                                                      ==========    ===========     ============



13.   Quarterly Financial Data (Unaudited):

     During  the  year  ended  ended  December 31, 1999, the  Company  recorded exploratory dry hole  costs of $580,000  and $389,000 during the third and
     fourth  quarters,  respectively,  and  an  officer   loan   impairment  of
     $666,000  during  the  fourth quarter.  During  the  year  ended  December
     31, 1998, the  Company  incurred  a domestic  proved  property  impairment of $5,885,000, of  which $5,640,000  and  $245,000  were  recorded  during the  third  and fourth quarters,  respectively.

     Summary quarterly information for the years ended December 31, 1999 and 1998  is as  follows:

                                              For the Quarter Ended
                             ---------------------------------------------------
                              December 31  September 30    June 30    March 31
                             ------------  ------------  ----------  -----------
                                    (In thousands, except per share amounts)
     1999 Quarterly
     Information:
       Revenues              $      785    $      862    $    451     $    321
       Net operating loss        (2,746)       (1,228)       (895)        (825)
       Net loss              $   (3,272)   $   (1,072)   $   (789)        (723)
       Basic and diluted net
        loss per common
        share                $     (.21)   $     (.08)   $   (.06)    $   (.06)

     1998 Quarterly
        Information:
       Revenues              $      416    $      426    $    272     $    799
       Operating income or
        (loss)                   (1,949)       (6,511)     (1,465)        (704)
       Net income or                       $   (6,392)   $ (1,353)    $   (519)
        (loss)               $   (1,858)
       Basic and diluted net
        loss per Common
        share                $     (.15)   $    (.49)    $   (.10)    $   (.04)


14.  Disclosure about Oil and Gas Properties and Producing Activities:

     Impairment of Unproved Oil and Gas Properties

     In accordance with generally accepted accounting principles, the Company must record an impairment expense to the extent that capitalized costs of unproved properties, on a property by property basis, are considered not realizable. During the year ended December 31, 1999, the Company recorded an impairment expense of $21,000 relating to a prospect located in Nevada and $72,000 relating to the Lachowice Farm-in in Poland. During the year ended December 31, 1997, the Company recorded an impairment expense of $152,000 relating to several prospects in Montana, Nevada and Wyoming.

     Impairment of Proved Oil and Gas Properties

     In accordance with  generally accepted accounting  principles, the  Company must record an impairment  expense if the Company  determines the net  book value of  its proved  oil and  gas properties,  on a  property by  property basis, exceeds the aggregate future net  revenues from such properties.  As of December 31, 1998, the Company's  future undiscounted net revenues  from its domestic proved developed properties was $1,015,000 and its  discounted future net revenues (PV-10) of it domestic proved developed properties  was
     $472,000.    The future  net revenues at  December 31,  1998 were  computed using a price of $8.11 per barrel, the average price at December 31,  1998.
     Accordingly, the Company recorded an  impairment expense of $5,885,000  for the year ended December 31, 1998,  which reduced the carrying value of  its domestic proved properties  to $463,000, an  amount which approximated  the fair value  of  its domestic  proved  developed reserves  determined  on  a property by property basis.

     In view of  the Company's  increased focus  on its  Polish exploration  and development opportunities and  the probability of  continued depressed  oil prices, management has determined it is unlikely the Company will incur any
     domestic development costs  in the  foreseeable future.   Accordingly,  the
     Company's proved reserves  as of December  31, 1999 and  1998 include  only those reserves attributable to developed properties.

     Capitalized Costs

     Capitalized costs relating to oil and gas producing activities as of December 31, 1999 and 1998 are summarized as follows:

                                        United States     Poland      Total
                                       --------------   ---------   ---------
                                                    (In thousands)
     December 31, 1999:
      Proved properties                 $    1,687      $    --     $  1,687
      Unproved properties                      692          691        1,383
                                        --------------   ---------   ---------
        Total gross properties               2,379          691        3,070
      Less accumulated, depreciation,                        --
      depletion and amortization            (1,193)                  (1,193)
                                        --------------   ---------   ---------
         Total                          $    1,186      $   691     $  1,877
                                        ==============  ==========  ==========


     December 31, 1998:
      Proved properties                 $    1,605      $    --     $  1,605
      Unproved properties                      718          461        1,179
                                        -------------   ---------   ---------
         Total gross properties              2,323          461        2,784
      Less accumulated depreciation,                         --
       depletion and amortization           (1,142)                   (1,142)
                                        -------------   ---------   ---------
         Total                          $    1,181      $   461     $  1,642
                                        =============   =========   =========


     Acquisition, Exploration and Development Activities

     Costs incurred in oil property acquisition, exploration and development activities during the years ended December 31, 1999, 1998 and 1997, whether capitalized or expensed, are summarized as follows:

                                        United
                                        States      Poland      Total
                                      ---------   ---------   ---------
                                                (In thousands)
     December 31, 1999:
       Acquisition of properties:
         Proved                      $     --     $     --    $      --
         Unproved                           1          230          231
       Exploration costs                   38        3,016        3,054
       Development costs                   82           --           82
                                     --------     --------    ---------
         Total                       $    121     $  3,246    $   3,367
                                     ========     ========    =========

     December 31, 1998:
       Acquisition of properties:
         Proved                      $     --     $     --    $      --
         Unproved                          15           33           48
       Exploration costs                   34        2,092        2,126
       Development costs                  132           --          132
                                     --------     --------    ---------
         Total                       $    181     $  2,125    $   2,306
                                     ========     ========    =========

     December 31, 1997:
       Acquisition of properties:
         Proved                      $     --    $     --    $      --
         Unproved                         733          66          799
       Exploration costs                1,419       3,895        5,314
       Development costs                  187          --          187
                                     --------     --------    ---------
         Total                       $  2,339    $   3,961    $  6,300
                                     ========     ========    =========


15.  Summary Oil and Gas Reserve Data (Unaudited):

     The following quantity and value information  is based on prices as of  the
     end of  each respective    reporting period.    No price  escalations  were
     assumed.  Operating costs and production taxes were deducted in determining
     the quantity and  value information.   Such costs were  estimated based  on
     current costs  and  were  not  adjusted  to  anticipate  increases  due  to inflation or other factors.  No amounts were deducted for general overhead, depreciation, depletion  and  amortization,  interest  expense  and  income taxes.

     The determination of oil and gas reserves is based on estimates and is highly complex and interpretive. The estimates are subject to continuing revisions as additional information becomes available or assumptions change. All of the Company's oil reserves are in the United States.

     Estimated Quantities of Proved Oil Reserves

     Following is a reconciliation of the Company's interest in net quantities of proved oil reserves. All proved oil reserves are located in the United
     States. Proved reserves are the estimated quantities of crude oil which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reserves under existing economic and operating conditions.

     Changes in  estimated oil  reserves  of the  Company  for the  years  ended
     December 31, 1999, 1998 and 1997 are as follows:

                                         For the years ended December 31,
                                        ---------------------------------
                                          1999         1998        1997
                                        ----------   ---------   --------
                                            (In thousands bbls of oil)
     Total proved reserves:
       Beginning of year                  1,535        4,760      5,443
       Purchase of minerals in-place         --           --         --
       Extensions and discoveries            --           --         18
       Revisions of previous estimates     (354)      (3,110)      (575)
       Production                          (101)        (115)      (126)
                                        ----------   ---------   --------
       End of year                        1,080        1,535      4,760
                                        ----------   ---------   --------
     Proved developed reserves:
       Beginning of year                  1,535        2,282      2,829
                                        ----------   ---------   --------
       End of year                        1,080        1,535      2,282
                                        ----------   ---------   --------

     The decrease in 1999 reserves as compared to 1998 reserves was  principally due to higher operating costs and a higher production decline rate utilized
     in the 1999 report as compared  to the 1998 report.   The decrease in  1998
     reserves as compared  to 1997  was principally  due to  the elimination  of
     2,478,000 bbls of proved undeveloped reserves which were included as of  as of December 31, 1997 and a $5.70 per bbl decrease in oil prices at year-end
     1998 as compared to year-end 1997.

     Standardized Measure  of  Discounted Future  Net  Cash Flows  ("SMOG")  and
     Changes Therein Relating to Proved Oil Reserves

     Estimated discounted future net cash flows and changes therein were determined in accordance with SFAS No. 69. Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. The Company believes such information is essential for a proper understanding and assessment of the data presented.

     Future net cash flows were computed by applying the year-end oil prices  of
     $22.37, $8.11 and $13.81  for the years ended  December 31, 1999, 1998  and
     1997, respectively and production costs per bbl of $14.11, $7.43 and  $6.86 for 1999, 1998 and 1997, respectively, to the period-end quantities of  the
     Company's proved reserves. The variance in price from year to year was  due to price volatility associated with world-wide oil price fluctuations.  The increase in production costs of $6.68  per barrel for 1999, as compared  to
     1998, is primarily due the economic lives of marginal wells being  extended due to an oil price $14.26 per bbl  higher in the 1999 report, as  compared to the 1998 report.

     The assumptions  used  to  compute the  proved  reserve  valuation  do  not necessarily reflect the  Company's expectations  of actual  revenues to  be derived from those reserves  nor their present  worth.  Assigning  monetary values to  the reserve  quantity estimation  process  does not  reduce  the
     subjective and ever-changing nature of such reserve estimates.   Additional
     subjectivity occurs when  determining present  values because  the rate  of
     producing the reserves must be estimated.   In addition to errors  inherent
     in predicting the  future, variations  from the  expected production  rates also could result directly or indirectly from factors outside the Company's
     control,  such  as  unintentional  delays  in  development,   environmental
     concerns and  changes  in  prices or  regulatory  controls.    The  reserve
     valuation assumes  that all  reserves will  be disposed  of by  production.
     However, if reserves are sold in place, additional economic  considerations
     also  could  affect  the  amount  of  cash  eventually  realized.    Future
     development and production costs are computed by estimating expenditures to be incurred in developing and producing the proved oil reserves at the  end of the  period, based  on period-end  costs  and assuming  continuation  of existing economic conditions.  A discount rate of 10% per year was used  to reflect the timing of the future net cash flows.

     The components of SMOG are detailed below:

                                              As of December 31,
                                   ---------------------------------------
                                        1999          1998          1997
                                   ------------    ----------   ----------
     SMOG Components:                           (In thousands)

      Future cash flows             $   24,229     $  12,518    $
                                                                   65,740
      Future production costs          (15,240)      (11,408)     (32,658)
      Future development costs            (105)          (95)      (6,273)
                                   ------------    ----------   ----------
      Future net cash flows              8,884         1,015       26,809
      Future income tax expense             --            --         (125)
                                   ------------    ----------   ----------
      Future net cash flows              8,884         1,015       26,684
      10% annual discount for
        estimated timing of cash
        flows                           (3,424)         (543)     (13,109)
                                   ------------    ----------   ----------
          Total                     $    5,460     $     472    $  13,575
                                   ============    ==========   ==========


     The following are principal sources of changes in SMOG:


                                            Years Ended December 31,
                                   ----------------------------------------
                                       1999           1998          1997
                                   -----------   -----------    -----------
     SMOG Sources:                              (In thousands)

      Balance, beginning of year   $      472    $   13,575     $   26,284
       Sales of oil produced, net
         of production costs             (592)          (77)          (801)
       Net changes in prices and
         production costs               5,032        (4,482)       (16,707)
       Purchases of minerals in
         place                             --            --             --
       Extensions and discoveries,
         net of future costs               --            --            108
       Changes in estimated future
         development costs                 (6)        2,875            (79)
       Development costs incurred
         during the year                   82           132            394
       Revisions in previous
         quantity estimates            (1,650)       (9,076)        (1,969)
       Accretion of discount               47         1,357          2,628
       Net change in income taxes          --          (952)         9,071
       Changes in rates of
         production and other           2,075        (2,880)        (5,354)
                                   -----------   -----------    -----------
         Balance, end of year      $    5,460    $      472     $   13,575
                                   ===========   ===========    ===========


16.  Subsequent Events:

     On January 25,  2000, the  Company announced that  the Wilga  2, the  fifth exploratory well drilled under terms of the Apache Exploration Program, was an exploratory success after initial test results indicated a combined flow rate of 16.9  Mmcf of gas  and 570 Bbls  of condensate per  day from  three intervals in a  Carboniferous Horizon  at a  depth between  7,732 feet  and
     8,550 feet.   The Wilga 2  is located approximately  25 miles southeast  of
     Warsaw and approximately 12 miles from an existing pipeline.  In accordance with terms  of  the  Apache Exploration  Program,  Apache  will  cover  the
     Company's 45.0% share of  drilling and completion  costs pertaining to  the
     Wilga 2.  The Company will pay for its 45.0% share of costs thereafter. The
     Company and its partners  plan an appraisal  well immediately, followed  by additional development drilling  and facilities construction  later in  the
     year, with initial production expected to  commence during early 2001.   In
     addition, the Company will promptly begin seismic acquisition in the  Wilga area to identify a target near the Wilga discovery to be drilled later this year to  test the  possibility of  additional  reserves outside  the  Wilga structure.

